SECURITIES AND EXCHANGE COMMISSION
          Washington,  D. C.   20549

          FORM 8-K

          CURRENT REPORT


          PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
          1934


          DATE OF REPORT -  JANUARY 4, 1995

          NIAGARA MOHAWK POWER CORPORATION
          --------------------------------
          (Exact name of registrant as specified in its charter)

          State of New York                       15-0265555
          -----------------                       ----------
          (State or other jurisdiction of         (I.R.S. Employer
          incorporation or organization)          Identification No.)

          Commission file Number 1-2987

          300 Erie Boulevard West                 Syracuse, New York  13202
          (Address of principal executive offices)          (zip code)

          (315)  474-1511
          Registrant's telephone number, including area code





          Item 5. Other Events

          1.   Rate Case Status

               As discussed in the Form 10-Q for the quarterly period ended September 30, 1994, on July 29, 1994, the Company announced an early retirement program (VERP) and a voluntary separation program (the Programs) to achieve substantial reductions in its staffing levels in an effort to bring the Company's staffing levels and work practices more into line with other peer group utilities and become more competitive in its cost structure. On August 30, 1994, union employees approved amendments to the current labor agreement which offered union employees the Programs in exchange for a negotiated package of work rule changes.

               Elections under the Programs became final on October 26, 1994 and 1381 employees have elected the early retirement and voluntary separation program. Most of the participants terminated their employment as of October 31, 1994. The results of the VERP did not meet management's expectations, and some layoffs have and will continue to occur in an effort to reach a level of approximately 8750 regular employees during 1995. The 1995 labor cost savings associated with achieving this level of employees are approximately $88.6 million. The estimated cost of the Programs, including severance payments for employees subject to layoff, is estimated at approximately $206 million. Most of the cost will be paid from pension fund assets over time, thereby limiting the immediate cash impact to the Company. The cash cost will be approximately $17.3 million, primarily in the first quarter of 1995. The cost of the Programs is greater than previous estimates primarily because there was a higher number of younger participants electing the VERP than originally assumed.

               In a filing with the PSC on December 23, 1994, the Company proposed to update its rate request for 1995 to reflect the labor and labor-related savings in operating costs as a result of the Programs. The savings are expected to amount to approximately $60 million, of which $50 million is the labor allocable to electric and gas expense (the remaining savings, generally allocable to construction, should allow the Company to achieve its construction spending plans for 1995, which have been reduced from prior forecasts). The Company also proposed to absorb the cost of the Programs that is allocable to electric customers [approximately $195 million ($.89 per share) before any allocation to cotenant and other ventures]. The Company is seeking recovery of the portion of the costs allocable to gas customers over a five year period beginning in 1995. In making these proposals, the Company considered, among other things, the impact on future rates of deferring and recovering these costs. The
               PSC Staff has proposed to defer all of the costs and savings





               resulting from the programs in 1995 to be used as an offset against future transition costs (see Management's Discussion and Analysis of Financial Condition and Results of Operations, "1995 Five-Year Rate Plan Filing" in the Company's Form 10-Q for the quarterly period ended September 30, 1994, for a discussion of PSC Staff's rate case proposals). Therefore, the Company can provide no assurance that its proposals will be accepted by the PSC.

               With the filing, the Company updated its rate request and resultant total bill impact for 1995. The Company is now requesting an increase in 1995 electric revenues of approximately $89 million (2.8%), which reflects the delay in implementing new rates, and an increase in 1995 gas revenues of $20.6 million (3.4%). This compares favorably with the electric bill impact of approximately 4.4% and gas revenue increase of 4.1% anticipated in its original filing.

               The 1995 and multi-year phases of the rate proceeding (see Management's Discussion and Analysis of Financial Condition and Results of Operations, "1995 Five-Year Rate Plan Filing" in the Company's Form 10-Q for the quarterly period ended September 30, 1994) have been separated into two distinct phases. With respect to 1995 rates, an Administrative Law Judge Recommended Decision is expected to be issued on January 20, 1995, with temporary gas rates to be effective on or about that date. A PSC decision on 1995 rates is not expected until the end of April 1995 and new electric rates would be implemented about that time along with any final adjustments to gas rates. A schedule for the multi-year phase of the proceeding has not been established, but is expected to extend beyond the schedule established for determining 1995 rates.

          2.   Competition/Restructuring

               A number of electric utilities have recently announced consideration of plans to organize their operations so that generation and power supply activities are conducted by a separate entity within the corporate group from the entity which provides transmission and distribution services to the utility's customers. The Company is also studying such a division of function for its own operations, in part because of suggestions by New York governmental officials that power supply should be separated from transmission and distribution functions and in part as a means of dealing with issues related to unregulated generator contracts. This possible restructuring is one of a number of options currently being considered by the Company. No assurances can be given as to whether, when or on what terms any potential transaction of the type described above may actually occur, or as to the ultimate effect thereof on the financial condition or competitive position of the Company.

              NIAGARA MOHAWK POWER CORPORATION AND SUBSIDIARY COMPANIES


                                      SIGNATURE


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                           NIAGARA MOHAWK POWER CORPORATION
                                                     (Registrant)



          Date:  January 4, 1995         By /s/ Steven W. Tasker
                                             Steven W. Tasker
                                             Vice President-Controller  and
                                             Principal Accounting  Officer,
                                             in his respective capacities
                                             as such